Exhibit 99.1

Questcor Reports 2010 Financial Results

-2010 Net Sales $115.1 Million, Up 30% Over 2009-

-2010 Net Income Per Diluted Share $0.54, Up 35% Over 2009-

-Paid Acthar Prescriptions for MS Up 118% Year over Year-

-Revamped Acthar Label has 19 Approved Indications-

-Q4 Net Sales $29.3M; Q4 non-GAAP Net Income Per Diluted Share $0.12-

-Conference Call Today at 4:30 p.m. ET-

ANAHEIM, CA – February 23, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the full year and fourth quarter ended December 31, 2010.

For the year ended December 31, 2010, net sales increased 30.4 percent to a record $115.1 million from $88.3 million in the prior year. The Company’s financial performance was driven by an increase in net sales for H.P. Acthar® Gel (Acthar), for the treatment of acute exacerbations of multiple sclerosis (MS). Full year 2010 net income was $35.1 million, or $0.54 per diluted common share. Net income for 2009 was $26.6 million, or $0.40 per diluted common share.

“Strong gains in MS prescriptions throughout 2010 drove record net sales for Acthar and Questcor,” said Don M. Bailey, President and CEO of Questcor. “Our number one focus in 2010, as it will be again in 2011, was the growth of MS prescriptions for Acthar. In the fourth quarter, we expanded our MS sales force for the fourth time. Each of the previous expansions resulted in significantly increased sales. We expect MS sales to continue to grow in 2011.”

“Also in the fourth quarter, the FDA approved our sNDA for infantile spasms (IS) and modernized the label for Acthar, so that the label now includes 19 approved indications. This development allowed us to begin promotion of Acthar in IS as well as for the on-label indications associated with nephrotic syndrome (NS),” added Mr. Bailey.

“Despite the disruption caused by doubling our sales force, new shipped MS Acthar prescriptions so far in the first quarter of 2011 are running slightly ahead of the pace in the fourth quarter and well ahead of the pace in the first quarter of 2010,” continued Mr. Bailey. “Also in the first quarter we are initiating an in-depth commercial exploration of the on-label opportunity for Acthar in NS. In parallel with this NS selling effort, we are currently planning to commence company-sponsored, dose-response clinical trials of Acthar in the treatment of NS, specifically treatment-resistant idiopathic membranous nephropathy (on-label), and diabetic nephropathy (not-on label).”

Net sales increased 13.1 percent during the fourth quarter of 2010, to $29.3 million from $25.9 million in the fourth quarter of 2009. The Company often receives large orders from its exclusive distributor for Acthar; the timing of these orders at the end of any quarter can significantly affect net sales and net income in any particular quarter. For example, the Company filled an order for 90 vials on the last day of the third quarter of 2010 and received an order for 120 vials on the first day of the first quarter of 2011. For this reason, as well as other factors causing quarter-to-quarter variability in Questcor’s operating results, the Company believes that investors should consider net sales and net income over several quarters when analyzing the Company’s financial performance. Fourth quarter 2010 operating expenses increased by $4.6 million from the third quarter of 2010 due to the significant expansion of the MS sales force and costs associated with several major conferences and meetings held during the fourth quarter.

GAAP and Non-GAAP Net Income

Non-GAAP net income for the quarter ended December 31, 2010 was $8.0 million, or $0.12 per diluted common share. Questcor defines Non-GAAP net income as GAAP net income plus the after-tax impact of the following non-cash items:

•

Beginning in 2011, due to tax law changes, Questcor’s California state income taxes will be significantly reduced. Therefore, the Company does not anticipate generating sufficient California state income to be able to utilize its California state net operating loss carry-forward (NOL). As a result, the Company must establish a valuation allowance with respect to this NOL. Questcor anticipates that this new tax law will result in a significantly reduced California tax liability in future periods.

•	Stock-based compensation expense.

•	Other non-cash expenses, including depreciation and amortization.

Non-GAAP net income for the quarter ended December 31, 2009 was $9.0 million, or $0.14 per diluted common share. On a GAAP basis, net income for the quarter ended December 31, 2010 was $6.4 million, or $0.10 per diluted common share, compared to $8.4 million and $0.13 per diluted common share for the fourth quarter of 2009. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income.

Cash

As of February 18, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $127 million. As of December 31, 2010, Questcor had 62.4 million shares of common stock outstanding.

Acthar Sales for MS, IS and NS

During the fourth quarter of 2010, Questcor shipped 1,680 vials of Acthar compared to 1,626 vials in the fourth quarter of 2009. For the full year of 2010, Questcor shipped 6,696 vials of Acthar compared to 5,973 vials in 2009. Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In order to help investors better understand historical trends in sales of Acthar for each of its three key therapeutic uses, acute exacerbations of MS, IS, and NS, Questcor has grouped new prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as Tricare prescriptions that receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or, for periods prior to the first quarter of 2010, greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2008 and 2010 (but not 2009).

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2008
Q1-08	24	5	29
Q2-08	35	1	36
Q3-08	51	5	56
Q4-08	69	4	73
Total 2008	179	15	194
2009
Q1-09	78	8	86
Q2-09	124	17	141
Q3-09	141	20	161
Q4-09	213	15	228
Total 2009	556	60	616
2010
Q1-10	231	12	243
Q2-10	304	24	328
Q3-10	323	19	342
Q4-10	354	24	378
Total 2010	1,212	79	1,291

Infantile Spasms (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2008
Q1-08	96	37	133
Q2-08	117	47	164
Q3-08	116	67	183
Q4-08	106	58	164
Total 2008	435	209	644
2009
Q1-09	104	75	179
Q2-09	91	68	159
Q3-09	60	58	118
Q4-09	94	45	139
Total 2009	349	246	595
2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159
Total 2010	367	260	627

Nephrotic Syndrome (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2009
Q1-09	1	0	1
Q2-09	3	1	4
Q3-09	2	0	2
Q4-09	14	3	17
Total 2009	20	4	24
2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7
Total 2010	30	1	31

Notes:

(1)	Because the March 2010 health care legislation made Medicaid Managed Care Organization (Medicaid MCO) prescriptions rebate eligible effective 3/23/10, Questcor has accrued a rebate liability for the Medicaid MCO prescriptions estimated to be filled on or after 3/23/10. During 2010, the Company did not have the ability to accurately identify every Medicaid MCO prescription so it is possible that some prescriptions identified as “Paid” in the tables above for 2010 may subsequently be reclassified as “Fully Rebated.”

(2)	“Related Conditions” includes diagnoses that are either alternative descriptions of the condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.
(3)	Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the table above.
(4)	Totals do not include Acthar provided through free drug programs.
(5)	Historical trend information is not necessarily indicative of future results.

“We completed our sales force expansion, from 38 to 77 reps, in the fourth quarter, and are pleased with the caliber of personnel we were able to recruit to Questcor. Most of our new sales people were hired and trained from September to October, and commenced selling efforts in both MS and IS on November 1,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “We are encouraged by the positive early response to our increased selling activity in MS and are now able to deliver sales calls to more than twice as many MS-treating neurologists as we were previously. Neurologists are gradually gaining an understanding of the usefulness of Acthar in treating MS relapse patients for whom steroids are not suitable.”

“The initial response from the child neurology community to our IS launch efforts has also been positive,” added Mr. Cartt. “We are actively building awareness about the new Acthar IS indication and providing IS educational materials and information on Acthar support programs to children’s hospitals and parents of children with IS.”

Mr. Cartt concluded, “We have also completed building our five-person, dedicated nephrology sales team. Over the next several months this team will help us develop our commercial strategies and selling approaches for this new market opportunity. The timing of this effort will coincide with the expected availability in March of the first modern peer-reviewed publication for Acthar in the treatment of nephrotic syndrome.”

Sales Reserves — Medicaid, Tricare and VA Adjustments

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the adoption of healthcare reform, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states for Acthar prescribed for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO) which were not previously rebate eligible. The Company has reserved $8.2 million for this Medicaid MCO liability since March 23, 2010, including $2.6 million in the quarter ended December 31, 2010. The reserve established for the fourth quarter for Medicaid MCO was approximately the same amount as the reserve established for each of the second and third quarters of 2010.

The Company’s sales reserves were positively affected during 2010 by a reduction in the amount of rebate due state Medicaid agencies from 110% to 100% of the price of Acthar, as well as a reduction in the per vial rebate due to Tricare and the Veterans Administration. These two factors increased the Company’s net sales by approximately $6.9M in 2010, partially offsetting the negative effect of the expansion of Medicaid rebates to cover Medicaid MCO patients.

“During the past year, we received approval from the FDA for Acthar in treating IS, which resulted in an updated and modernized Acthar label. We also significantly increased MS sales, which drove our decision to again double the size of our sales force. As we have in the past several years, in 2011 we will continue to focus our energies on building awareness of the benefits of Acthar among patients and clinicians, as well as on those activities that we believe have the greatest possibility of increasing shareholder value,” concluded Mr. Bailey.

Conference Call Details

The Company will host a conference call today, February 23, 2011 at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss fourth quarter and full year 2010 results. Don Bailey, President and Chief Executive Officer and other members of the management team will host the call.

To participate in the live call by telephone, please dial 877-941-6010 for domestic participants and 480-629-9772 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4408313#. An archived webcast will also be available at www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates most of its net sales from two indications: the treatment of acute exacerbations of multiple sclerosis in adults and the treatment of infantile spasms in children under two years of age. Questcor is also implementing plans to commercialize Acthar for use in treating nephrotic syndrome, another on-label indication. Specifically with respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid sales may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009, its quarterly report on Form 10-Q for the quarter ended September 30, 2010 and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
415-896-6820	646-688-0425

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net sales	$29,296	$25,905	$115,131	$88,320
Cost of sales (exclusive of amortization of purchased technology)	1,723	1,898	8,013	7,017

Gross profit	27,573	24,007	107,118	81,303
Operating expenses:
Selling, general and administrative	13,556	7,841	41,798	29,950
Research and development	3,066	2,662	10,934	9,653
Depreciation and amortization	154	121	546	480

Total operating expenses	16,776	10,624	53,278	40,083

Income from operations	10,797	13,383	53,840	41,220
Other income:
Interest and other income, net	147	101	533	686
Gain on sale of product rights	—	—	—	225

Total other income	147	101	533	911

Income before income taxes	10,944	13,484	54,373	42,131
Income tax expense	4,527	5,063	19,302	15,502

Net income applicable to common shareholders	$6,417	$8,421	$35,071	$26,629

Net income per share applicable to common shareholders:
Basic	$0.10	$0.13	$0.56	$0.41

Diluted	$0.10	$0.13	$0.54	$0.40

Shares used in computing net income per share applicable to common shareholders:
Basic	62,252	63,086	62,112	64,196

Diluted	65,390	64,783	64,741	66,257

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconciliation between net income and net income on a non-GAAP basis is as follows:

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Non-GAAP net income applicable to common shareholders	$8,021	$8,983	$38,988	$29,242
Tax expense (1)	(916)	—	(916)	—
Stock-based compensation expense (2)	(598)	(486)	(2,649)	(2,310)
Other (3)	(90)	(76)	(352)	(303)

Net income applicable to common shareholders – GAAP	$6,417	$8,421	$35,071	$26,629

Non-GAAP net income per share applicable to common shareholders - basic	$0.13	$0.14	$0.63	$0.46
Tax expense (1)	(0.01)	—	(0.01)	—
Stock-based compensation expense (2)	(0.01)	(0.01)	(0.04)	(0.04)
Other (3)	(0.00)	(0.00)	(0.01)	(0.00)

GAAP net income per share applicable to common shareholders – basic	$0.10	$0.13	$0.56	$0.41

Non-GAAP net income per share applicable to common shareholders – diluted	$0.12	$0.14	$0.60	$0.44
Tax expense (1)	(0.01)	—	(0.01)	—
Stock-based compensation expense (2)	(0.01)	(0.01)	(0.04)	(0.03)
Other (3)	(0.00)	(0.00)	(0.01)	(0.00)

GAAP net income per share applicable to common shareholders – diluted	$0.10	$0.13	$0.54	$0.40

Net income per share applicable to common shareholders – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP net income” excludes the following items from GAAP net income:

1.	The valuation allowance we established in the fourth quarter of 2010 relating to our single sales factor apportionment election to be made in 2011 for California.

2.	Stock-based compensation expense.

3.	Other non-cash expense includes depreciation and amortization expense, particularly expense related to the amortization of our purchased technology associated with the acquisition of Doral.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	December 31,
	2010	2009
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$41,508	$45,829
Short-term investments	73,324	29,878

Total cash, cash equivalents and short-term investments	114,832	75,707
Accounts receivable, net of allowance for doubtful accounts of $25 and $77 at December 31, 2010 and 2009, respectively	11,128	14,833
Inventories, net	3,726	3,378
Prepaid income taxes	3,532	—
Prepaid expenses and other current assets	1,864	1,162
Deferred tax assets	8,417	8,180

Total current assets	143,499	103,260
Property and equipment, net	872	407
Purchased technology, net	3,074	3,372
Goodwill	299	299
Deposits and other assets	65	710
Deferred tax assets	4,184	3,392

Total assets	$151,993	$111,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,869	$12,921
Accrued compensation	4,158	2,140
Sales-related reserves	21,511	14,922
Other accrued liabilities	1,973	2,228

Total current liabilities	31,511	32,211
Lease termination, deferred rent and other non-current liabilities	355	1,226

Total liabilities	31,866	33,437

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 62,418,464 and 61,726,609 shares issued and outstanding at December 31, 2010 and 2009, respectively	74,809	67,793
Retained earnings	45,295	10,224
Accumulated other comprehensive income (loss)	23	(14)

Total shareholders’ equity	120,127	78,003

Total liabilities and shareholders’ equity	$151,993	$111,440

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Years Ended December 31,
	2010	2009
	(In thousands)
Cash Flows From Operating Activities
Net income	$35,071	$26,629
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	3,739	3,066
Deferred income taxes	(1,029)	(290)
Amortization of investments	678	181
Depreciation and amortization	546	480
Gain on sale of product rights	—	(225)
Income tax benefit realized from share-based compensation plans	1,335	783
Excess tax benefit from share-based compensation plans	(934)	(743)
Changes in operating assets and liabilities:
Accounts receivable	3,705	(4,415)
Inventories	(348)	(919)
Prepaid income taxes	(3,532)	3,316
Prepaid expenses and other current assets	(702)	(61)
Accounts payable	(9,052)	8,619
Accrued compensation	2,018	244
Sales-related reserves	6,589	3,097
Other accrued liabilities	(255)	526
Other non-current liabilities	(871)	(303)

Net cash provided by operating activities	36,958	39,985

Cash Flows From Investing Activities
Purchase of short-term investments	(106,647)	(61,557)
Proceeds from the sale and maturities of short-term investments	62,560	73,375
Purchase of property, equipment and leasehold improvements	(713)	(140)
Net proceeds from sale of product rights	—	225
Changes in deposits and other assets	645	—

Net cash (used in) provided by investing activities	(44,155)	11,903

Cash Flows From Financing Activities
Issuance of common stock and warrants	1,942	1,002
Repurchase of Series A preferred stock	—	—
Repurchase of common stock	—	(21,086)
Excess tax benefit from share-based compensation plans	934	743

Net cash provided by (used in) financing activities	2,876	(19,341)

(Decrease) increase in cash and cash equivalents	(4,321)	32,547
Cash and cash equivalents at beginning of year	45,829	13,282

Cash and cash equivalents at end of year	$41,508	$45,829

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7	$5

Cash paid for income taxes	$23,185	$11,317